EXHIBIT 10.3

PENDRELL CORPORATION 2013 CASH BONUS PLAN SUMMARY

OVERVIEW

The Pendrell Corporation 2013 Bonus Plan (the “2013 Bonus Plan”) pays cash awards to participants based on Pendrell Corporation’s achievement of certain financial and strategic business objectives for the 2013 calendar year, and individual performance for such year. Pendrell Corporation (the “Company”) has adopted the 2013 Bonus Plan to reward performance consistent with the Company’s core business objectives.

EFFECTIVE DATE

The effective date of the 2013 Bonus Plan is January 1, 2013 – December 31, 2013. Payout, if earned, will be made by no later than March 15, 2014.

PLAN MECHANICS

Payouts under the 2013 Bonus Plan are based (a) 25% on the Company’s achievement of consolidated revenue, operating expense and AEBITDA targets as reflected in the Company’s 2013 operating plan (the “Financial Objectives”), (b) 25% on the Company’s achievement of strategic business objectives (the “Strategic Objectives”), and (c) 50% on an individual participant’s contributions toward the achievement of the Financial Objectives and the Strategic Objectives. The Company’s Compensation Committee will determine the extent to which the Company has achieved the Strategic Objectives and the extent to which individual contributions assisted the Company in achieving the Financial Objectives and Strategic Objectives, based on review of 2013 calendar year transactions and results, and taking into consideration the recommendations of the Company’s President and Chief Executive Officer (the “CEO”).

Terms and Conditions

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Each individual’s target payout under the 2013 Cash Bonus Plan is determined by agreement or, in the absence of agreement, by the CEO, unless the affected individual reports directly to the CEO, in which case the target payout will be determined by the Compensation Committee.

•	2013 Cash Bonus Plan calculations and payments are completed and made after the end of 2013 with payout timing approximately 30 - 45 days thereafter, and no later than March 15, 2014.

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Unless otherwise provided in an employment letter, employment agreement or similar agreement between a participant and the Company, in order to receive a payout under the 2013 Bonus Plan, a participant must be on the Company’s payroll as of the date the award is paid.

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The Compensation Committee reserves the authority and discretion to modify the performance goals and criteria under the 2013 Bonus Plan and to grant bonuses to participants even if the performance goals are not met.